Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No.’s. 333-131518 and 333-129028) of Metabasis Therepeutics, Inc. and in the related Prospectus and in the Registration Statement on Form S-8 (No.’s 333-125322 and 333-116545) pertaining to the Amended and Restated 2001 Equity Incentive Plan, 2004 Non-Employee Directors’ Stock Option Plan, and the 2004 Employee Stock Purchase Plan of Metabasis Therapeutics, Inc. of our report dated February 16, 2006, with respect to the financial statements of Metabasis Therapeutics, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

San Diego, California

March 21, 2006